Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-99812, No. 33-99814, No. 33-99816, No. 33-99848, No. 333-74634, No. 333-105986, No. 333-105998, No. 333-161988 and No. 333-179933 on Form S-8 and in Registration Statement No. 333-162991 on Form S-3 of our reports dated February 27, 2015, relating to the financial statements of Schweitzer-Mauduit International, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 27, 2015